Exhbit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Almost Family, Inc. of our report dated March 31, 2008 relating to the consolidated financial statements of PCI Holding Corp. which appears in the Current Report on Form 8-K/A of Almost Family, Inc. dated October 16, 2008.

/s/ PricewaterhouseCoopers LLP

New York, New York

August 20, 2009